     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2004

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         MISSION RESOURCES CORPORATION
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    76-0437769
      (State or other jurisdiction of incorporation or                   (I.R.S. Employer Identification No.)
                       organization)

                             1331 LAMAR, SUITE 1455
                           HOUSTON, TEXAS 77010-3039
                                 (713) 495-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ROBERT L. CAVNAR
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         MISSION RESOURCES CORPORATION
                         1331 LAMAR STREET, SUITE 1455
                           HOUSTON, TEXAS 77010-3039
                                 (713) 495-3000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:
                                ROBERT G. REEDY
                            PORTER & HEDGES, L.L.P.
                           700 LOUISIANA, 35TH FLOOR
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 226-0674
                            TELECOPY: (713) 226-0274

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as determined by the selling stockholders.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM   PROPOSED MAXIMUM
                                                    AMOUNT TO BE OFFERING PRICE PER AGGREGATE OFFERING    AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTERED       SHARE(1)           PRICE(1)      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share............. 12,250,000(2)       $2.34          $28,665,000          $3,632
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Stock Market on March 23, 2004, $2.34.

(2) Includes one preferred stock purchase right (the "Rights") for each share of common stock. Pursuant to Rule 457(g) of the Securities Act no separate fee is required for the Rights.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 26, 2004

PROSPECTUS

                               12,250,000 SHARES

                         MISSION RESOURCES CORPORATION

                                  COMMON STOCK

     The selling stockholders identified in this prospectus are offering up to 12,250,000 shares of our common stock, which are currently issued and outstanding.

     We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders under this prospectus.

     Our common stock is traded on The Nasdaq National Market System under the symbol "MSSN." The last reported sale price for our common stock on The Nasdaq National Market System on March 25, 2004 was $2.46.

     INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
MISSION RESOURCES CORPORATION...............................    i
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS........    i
WHERE YOU CAN FIND MORE INFORMATION.........................   ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
RISK FACTORS................................................    1
USE OF PROCEEDS.............................................    9
SELLING STOCKHOLDERS........................................   10
DESCRIPTION OF CAPITAL STOCK................................   11
PLAN OF DISTRIBUTION........................................   15
LEGAL MATTERS...............................................   16
EXPERTS.....................................................   16

                             ---------------------
     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
                             ---------------------
                         MISSION RESOURCES CORPORATION

     Mission Resources Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas. We drill for, acquire, develop and produce natural gas and crude oil primarily, in the Permian Basin (in West Texas and Southeast New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico. As used in this prospectus, the terms "we," "us," "our" and "Mission" mean Mission Resources Corporation, a Delaware corporation, and its subsidiaries and predecessors, unless the context indicates otherwise.

     Our principal executive offices are located at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, and our phone number is (713) 495-3000.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our highly leveraged capital structure, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. Although we believe that in making such forward-looking statements our expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. We cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

     When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements for a number of important reasons, including those discussed under "Risk Factors" and elsewhere in this prospectus.

     You should read these statements carefully because they discuss our expectations about our future performance, contain projections of our future operating results or our future financial condition, or state other "forward-looking" information. Before you invest in our common stock, you should be aware that the occurrence of any of the contingent factors described under "Risk Factors" could substantially harm our business, results of operations and financial condition. Upon the occurrence of any of these events, the trading price of our common stock could decline, and you could lose all or part of your investment.

     We cannot guarantee any future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements in this prospectus after the date of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Commission's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Mission maintains an Internet site at http://www.mrcorp.com.

     We have filed a registration statement with the Commission on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act of 1933 with respect to the shares of common stock offered by the selling stockholders hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about our common stock and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have previously been filed by us with the Commission under the Securities Exchange Act of 1934, are incorporated herein by reference:

          (1) Our annual report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 000-09498).

          (2) Our current reports on Form 8-K filed on March 16, 2004 and March 16, 2004 (File No. 000-09498).

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates documents by reference that are not delivered herewith. Copies of these documents, other than the exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Ann Kaesermann, Vice President -- Accounting and Investor Relations, Chief Accounting Officer, at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, or at (713) 495-3000.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.

RISKS RELATED TO FINANCING OUR BUSINESS

  IF WE ARE NOT ABLE TO FUND OUR PLANNED CAPITAL EXPENDITURES, OUR CASH FLOW FROM OPERATIONS WILL DECREASE.

     We make, and will need to continue to make, substantial capital expenditures for the development, exploration, acquisition and production of oil and gas reserves. Our capital expenditures were $35.4 million, $21.4 million, and $72.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Historically, we have financed these expenditures primarily with cash flow from operations, the issuance of bonds or bank credit facility borrowings, the issuance of our common stock, or the sale of oil and gas properties. Our current primary sources of liquidity are cash flow from operations, credit facility borrowings, and sales of oil and gas properties. We have budgeted total capital expenditures in 2004 of $32.0 to $34.0 million, however, we intend to increase or decrease this amount depending upon cash flow generated by operations. Natural gas and oil prices, the timing of our drilling program and drilling results have a significant impact on the cash flows available for capital expenditures and our ability to borrow and raise additional capital. Lower prices and/or lower production may decrease revenues and cash flows, thus reducing the amount of financial resources available to meet our capital requirements.

     We believe that cash flows from operating activities combined with our ability to control the timing of substantially all of our future exploration and development requirements will provide us with the flexibility and liquidity to meet our planned capital requirements for 2004. If revenues or our borrowing base decrease for any of the reasons discussed above, we may have limited ability to expend the capital necessary to undertake our 2004 exploration and development program. We cannot assure you that additional debt or equity financing or cash generated by operations or oil and gas property sales will be available to meet these requirements.

  WE HAVE A HIGHLY LEVERAGED CAPITAL STRUCTURE, WHICH LIMITS OUR FINANCIAL FLEXIBILITY.

     We have a highly leveraged capital structure due to our outstanding 10 7/8% senior subordinated notes due 2007 and our $80.0 million term loan facility. Although we reduced the outstanding balance of our 10 7/8% subordinated notes due 2007 to $117.4 million in 2003, our capital structure remains highly leveraged, which limits our financial flexibility. Our level of indebtedness has several important effects on our future operations, including:

     - a substantial portion of our cash flow from operations, approximately $20 million in 2004, must be dedicated to the payment of interest on our indebtedness and will not be available for other purposes;

     - covenants contained in our debt obligations, including those in our $80.0 million term loan facility, require us to meet certain financial tests, and other restrictions limit our ability to borrow additional funds or dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities; and

     - our ability to obtain financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon future performance, which will be subject to general economic conditions and to financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our future performance will not be adversely affected by such economic conditions and financial, business and other factors.

     We intend to take additional actions in 2004 to improve our financial condition. Among the alternatives that we may consider are

     - a refinancing of the remaining 10 7/8% subordinated notes;

     - a new credit facility;

     - a merger with or an acquisition by another company;

     - the acquisition by Mission of another company or assets;

     - other secured and unsecured debt financings; and

     - the issuance of equity securities or other debt securities for cash or properties or in exchange for the notes.

Some of these alternatives would require approval of our stockholders, and all of them will require the approval of other parties to the transaction. We cannot assure you that we will be successful in completing any of these possible transactions.

  HEDGING PRODUCTION MAY LIMIT POTENTIAL GAINS FROM INCREASES IN COMMODITY PRICES OR RESULT IN LOSSES.

     We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of cashless collars or swap contracts and are placed with major trading counter parties we believe represent minimum credit risks. We cannot assure you that these trading counter parties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the other party to the hedging contract defaults on its contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements may limit the benefit we could receive from increases in the prices for natural gas and oil. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

  WE MAY BE UNABLE TO ACQUIRE OR DEVELOP ADDITIONAL RESERVES.

     As is generally the case in the oil and natural gas industry, our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder our ability to acquire additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number of properties for sale. If we are unable to conduct successful development activities or acquire properties containing proved reserves, our total proved reserves will generally decline as a result of production. Also, our production will generally decline. If our reserves and production decline then the amount we are able to borrow under our credit facility will also decline. We cannot assure you that we will be able to locate additional reserves, that we will drill economically productive wells or that we will acquire properties containing proved reserves.

     Market uncertainty and a variety of additional factors beyond our control can create large price fluctuations in response to relatively minor changes in the supply and demand for oil and natural gas, which could result in low commodity prices.

     Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control. These factors include:

     - weather conditions in the United States;

     - the condition of the United States economy;

     - the actions of the Organization of Petroleum Exporting Countries;

     - domestic and foreign governmental regulation;

     - political stability in the Middle East and elsewhere;

     - the foreign supply of oil and gas;

     - the price of foreign imports; and

     - the availability of alternate fuel sources.

     Any substantial and extended decline in the price of oil or gas would have an adverse effect on the carrying value of our proved reserves, our borrowing capacity, our ability to obtain additional capital, and our revenues, profitability and cash flows. Lower prices may also reduce the amount of oil and natural gas that we can produce economically and require us to record ceiling test write-downs.

     Volatile oil and gas prices make it difficult to estimate the value of producing properties in connection with acquisitions and often cause disruption in the market for oil and gas producing properties as buyers and sellers have difficulty agreeing on transaction values. Price volatility also makes it difficult to budget for and project the return on acquisitions and exploitation, development and exploration projects. To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices.

  WE MAY NOT BE ABLE TO MARKET ALL OR OBTAIN FAVORABLE PRICES FOR THE OIL OR GAS WE PRODUCE.

     Our ability to market oil and gas from our wells depends upon numerous domestic and international factors beyond our control, including

     - the extent of domestic production and imports of oil and gas;

     - the proximity of gas production to gas pipelines;

     - the availability of capacity in such pipelines;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternate fuel sources;

     - the effects of inclement weather;

     - state, federal and international regulation of oil and gas production;
       and

     - federal regulation of gas sold or transported in interstate commerce.

     We cannot assure you that we will be able to market all of the oil or gas we produce or that we can obtain favorable prices for the oil and gas we produce.

  YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     This prospectus incorporates by reference estimates of our oil and gas reserves and the future net cash flows attributable to those reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows attributable to such reserves, including factors beyond our control and the control of reserve engineers. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to such reserves, is a function of

     - the available data;

     - assumptions regarding future oil and gas prices and expenditures for future development and exploitation activities; and

     - engineering and geological interpretation and judgment.

     Additionally, reserves and future cash flows may be subject to material downward or upward revisions based upon production history, development and exploitation activities and prices of oil and gas. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from such reserves may vary significantly from the assumptions and estimates incorporated by reference in this prospectus. In calculating reserves on a gas equivalent basis, oil was converted to gas equivalent at the ratio of six MCF of gas to one BBL of oil. While this ratio approximates the energy equivalency of gas to oil on a BTU basis, it may not represent the relative prices received by us on the sale of our oil and gas production.

     You should not assume that the present value of future net revenues and the other information incorporated by reference in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with Commission requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation may also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the Commission to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our operations or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

  LOWER OIL AND NATURAL GAS PRICES MAY CAUSE US TO RECORD CEILING TEST WRITE-DOWNS.

     We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling test write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

  COMPETITION IN OUR INDUSTRY IS INTENSE, AND MANY OF OUR COMPETITORS HAVE GREATER FINANCIAL, TECHNOLOGICAL AND OTHER RESOURCES THAN WE HAVE.

     The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors may be able to pay more for desirable leases, or evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit. In the past, the oil and natural gas industry has experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploration activities and has caused significant price increases. In the event of such shortages, larger competitors may have an advantage in obtaining drilling rigs and equipment. We are unable to predict when, or if, such shortages may again occur or how they would affect our exploration and development program. Competition is also strong for attractive oil and natural gas producing properties, undeveloped leases and drilling rights, and we cannot assure you that we will be able to compete successfully. Many large oil companies have been actively marketing some of their existing producing properties for sale to independent producers. We cannot assure you that we will be successful in acquiring any of these properties.

  WE MAY HAVE CLAIMS ASSERTED AGAINST US TO PLUG AND ABANDON WELLS AND RESTORE THE SURFACE.

     In most instances, oil and gas lessees are required to plug and abandon wells that have no further utility and to restore the surface. We are often required to obtain bonds to secure these obligations. In instances where we purchase or sell oil and gas properties, the parties to the transaction routinely include an agreement as to who will be responsible for plugging and abandoning any wells on the property and for restoring the surface. In those cases, we may be required to obtain new bonds or may release old bonds regarding our plugging and abandonment exposure based on the terms of the purchase and sale agreement. However, if a subsequent owner or party to the purchase and sale agreement defaults on its obligations to plug and abandon a well or restore the surface and otherwise fails to obtain a bond to secure the obligation, the landowner or in some cases the applicable state or federal regulatory authority, may assert that we are obligated to plug the well as a prior owner of the property. In other instances, we may receive a demand as a current owner of the property to plug and abandon certain wells in the field and to restore the surface although we are still actively developing the field.

     Mission has been notified of such claims from certain parties and landowners and from the State of Louisiana. For the year 2003, we recognized costs of approximately $252,000 for the abandonment and cleanup of the Bayou Ferblanc field and approximately $379,000 for the proposed settlement of abandonment issues at the West Lake Pontchartrain field. Approximately $161,000 in costs related to Bayou Ferblanc were recognized in 2002. At this time, it is not possible to determine the amount of potential exposure that we may have for any other claims. Although there can be no assurances, we do not presently believe these claims would have a material adverse effect on our financial condition or operations.

     In 1993 and 1996 we entered into agreements with surety companies and, at that time, affiliated companies Torch Energy Advisors Incorporated and Nuevo Energy Company whereby the surety companies agreed to issue such bonds to Mission, Torch and Nuevo. As part of these agreements, Mission, Torch, and Nuevo agreed to be jointly and severally liable to the surety company for any liabilities arising under any bonds issued to Mission, Torch and Nuevo. The amount of bonds presently issued to Torch and Nuevo pursuant to these agreements is approximately $0.4 million and $34.8 million, respectively. We have notified the sureties that we will not be responsible for any new bonds issued to Torch or Nuevo. However, the sureties are permitted under these agreements to seek reimbursement from us, as well as from Torch and Nuevo, if the surety makes any payments under the bonds previously issued to Torch and Nuevo.

  COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS IS COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. For a discussion of material regulations applicable to us, see "Regulation -- Federal Regulations," "-- State Regulations" and
"-- Environmental Regulations" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. These laws and regulations:

     - require the acquisition of a permit before drilling commences;

     - restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities;

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

     - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

     - impose substantial liabilities for pollution resulting from our operations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

RISKS RELATING TO OUR ONGOING OPERATIONS

  THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE.

     Our operations are dependent upon a relatively small group of key management and technical personnel, including, but not limited to, Robert L. Cavnar, our Chairman, Chief Executive Officer and President, Richard W. Piacenti, our Executive Vice President and Chief Financial Officer, John L. Eells, our Senior Vice President -- Exploration and Geoscience, Joseph G. Nicknish, our Senior Vice President -- Operations and Engineering, and Marshall
L. Munsell, our Senior Vice President -- Land and Land Administration. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on our operations.

  THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES.

     Our operations are subject to risks inherent in the oil and gas industry, such as

     - unexpected drilling conditions, such as blowouts, cratering and explosions;

     - uncontrollable flows of oil, gas or well fluids;

     - equipment failures, fires, earthquakes, hurricanes or accidents; and

     - pollution and other environmental risks.

     These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Moreover, a portion of our operations are offshore and therefore are subject to a variety of operating risks that occur in the marine environment, such as hurricanes or other adverse weather conditions, and to more extensive governmental regulation, including regulations that may, in certain circumstances, impose strict liability for pollution damage, and to interruption or termination of operations by governmental authorities based on environmental or other considerations.

  WE CANNOT CONTROL THE DEVELOPMENT OF THE PROPERTIES WE OWN BUT DO NOT OPERATE.

     As of December 31, 2003, we do not operate wells that represent approximately 65% of the present value of estimated future net revenues of our proved reserves. As a result, the success and timing of our drilling and development activities on those properties depend upon a number of factors outside our control, including

     - the timing and amount of capital expenditures;

     - the operators' expertise and financial resources;

     - the approval of other participants in drilling wells; and

     - the selection of suitable technology.

     If drilling and development activities are not conducted on these properties, we may not be able to increase our production or offset normal production declines.

  LOSSES AND LIABILITIES FROM UNINSURED OR UNDERINSURED DRILLING AND OPERATING ACTIVITIES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND OPERATIONS.

     Our operations could result in a liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden environmental damages, but do not believe that insurance coverage for all environmental damages that occur over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or the loss of substantial portions of our properties in the event of certain environmental damages.

RISKS RELATED TO OUR COMMON STOCK OUTSTANDING

  OUR STOCK PRICE IS VOLATILE, WHICH COULD CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT.

     The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other energy companies, has been and may be highly volatile. Information regarding the trading price of our common stock is included in Item 5 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003. Factors such as announcements concerning changes in prices of oil and natural gas, the success of our exploration and development drilling program, the availability of capital, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of our common stock.

  THE LACK OF TRADING COULD ADVERSELY AFFECT THE PREVAILING MARKET FOR OUR COMMON STOCK.

     Historically, there has been limited trading volume with respect to our common stock. In addition, we cannot assure you that there will continue to be a trading market or that any securities research analysts will provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

  ISSUANCE OF SHARES IN CONNECTION WITH FINANCING TRANSACTIONS OR UNDER STOCK INCENTIVE PLANS WILL DILUTE CURRENT STOCKHOLDERS.

     If we raise additional funds by issuing shares of common stock, or securities convertible into or exchangeable or exercisable for common stock, or if we enter into additional arrangements to issue common stock in exchange for outstanding debt obligations, further dilution to our existing stockholders will result. New investors could also have rights superior to existing stockholders. Pursuant to our stock incentive plans, our management is authorized to grant stock awards to our employees, directors and consultants. You will incur dilution upon exercise or vesting of any outstanding stock awards.

  THE NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK.

     The issuance of a significant number of shares of common stock upon the exercise of stock options, or the availability for sale or sale of a substantial number of the shares of common stock eligible for future sale under effective registration statements, Rule 144 or otherwise, could adversely affect the market price of the common stock. We have reserved approximately 7.2 million shares of common stock for issuance under outstanding options. Approximately 4.7 million of these shares of common stock are registered for resale on currently effective registration statements, and we expect to file a registration statement on Form S-8 in the near future covering an additional 2.5 million shares of common stock available under our 2004 Incentive Plan. We registered the resale of 4.5 million shares of common stock that were issued in exchange for $10 million of our 10 7/8% senior subordinated notes due 2007. In addition, this prospectus is a part of a registration statement that registers the resale of the 12.25 million shares of common stock issued in exchange for $30 million of our notes in February and March of 2004.

  WE HAVE NOT AND DO NOT EXPECT IN THE NEAR FUTURE TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our common stock and have no intention to do so in the near future. The restrictions on our present or future ability to pay dividends are included in the provisions of the Delaware General Corporation Law and in certain restrictive provisions in the indentures executed in connection with our 10 7/8% senior subordinated notes due 2007. In addition, our credit facility contains provisions that may have the effect of limiting or prohibiting the payment of dividends.

  OUR CERTIFICATE OF INCORPORATION, BYLAWS, RIGHTS PLAN AND DELAWARE LAW HAVE PROVISIONS THAT DISCOURAGE CORPORATE TAKEOVERS AND COULD PREVENT STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR INVESTMENT.

     Certain provisions of our certificate of incorporation, bylaws and rights plan and the provisions of the Delaware General Corporation Law may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares, as the board may determine. Additional provisions include restrictions on business combinations and on stockholder action by written consent. We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

     In September 1997, our board of directors adopted a rights plan, pursuant to which uncertificated stock purchase rights were distributed to our stockholders at a rate of one right for each share of common stock held of record as of September 26, 1997. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire us by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover not supported by our board, including a takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing stock price.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling stockholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See "Plan of Distribution."

                                                                                              PERCENTAGE OF
                                     NUMBER OF SHARES       NUMBER OF         NUMBER OF       SHARES OWNED
                                   OWNED AND TO BE OWNED   SHARES BEING     SHARES OWNED          AFTER
SELLING STOCKHOLDERS               PRIOR TO OFFERING(1)     OFFERED(1)    AFTER OFFERING(2)    OFFERING(2)
--------------------               ---------------------   ------------   -----------------   -------------
Stellar Funding Ltd.(3)..........        6,250,000          6,250,000                --              *
Harbert Distressed Investment
  Master Fund, Ltd. .............        8,195,893          6,000,000         2,195,893            5.5%

---------------

 *  Less than 1%, based on 40,267,636 shares outstanding on March 15, 2004.

(1) Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors, which we cannot predict at this time.

(2) Assumes all of the shares offered hereby are sold to persons who are not affiliates of the selling stockholders.

(3) Affiliates of the investment advisor and manager of Stellar Funding Ltd. also provide investment banking and other financial services to the Company from time to time.

                          DESCRIPTION OF CAPITAL STOCK

     The following is a summary description of the material terms of our capital stock. This summary is not intended to be complete. The terms of our capital stock must comply with the provisions of its certificate of incorporation and bylaws as well as the Delaware General Corporation Law.

     Our authorized capital is 65,000,000 shares, of which 60,000,000 are shares of common stock, par value $0.01 per share, and 5,000,000 are shares of preferred stock, par value $0.01 per share.

COMMON STOCK

     As of March 15, 2004, 40,267,636 shares of common stock were issued and outstanding, 389,323 shares of common stock were held as treasury shares, and 825,000, 3,900,000 and 2,500,000 shares of common stock were reserved for issuance under our 1994 Stock Incentive Plan, 1996 Stock Incentive Plan and 2004 Incentive Plan, respectively, pursuant to which options for the purchase of 486,000, 3,615,500 and zero shares of common stock were outstanding, respectively.

     Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. The outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

PREFERRED STOCK

     As of March 5, 2004, there were no shares of our preferred stock outstanding. Our board of directors has the authority to divide the preferred stock into one or more series and to fix and determine the relative rights and preferences of the shares of each such series, including dividend rates, terms of redemption, sinking funds, conversion rights, voting powers and the amount payable in the event of our voluntary liquidation or dissolution or in the event of the winding up of our affairs.

DELAWARE ANTI-TAKEOVER LAW

     We are subject to the provisions of Section 203 of the Delaware General Corporation law regulating corporate takeovers. This statute prevents Delaware corporations like us from engaging, under certain circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date that such stockholder became an "interested stockholder" unless:

     - the transaction in which such stockholder became an interested stockholder is approved by the board of directors prior to the date the interested stockholder attained such status;

     - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and, under certain circumstances, shares held in employee stock plans; or

     - the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our certificate of incorporation does not exclude it from the restrictions imposed under Section 203. It is anticipated that the provisions of
Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The summary below describes provisions of our certificate of incorporation and bylaws. The provisions of our certificate of incorporation and bylaws discussed below may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors but that you might consider to be in your best interest. Those provisions include:

     - prohibitions against stockholders calling a special meeting of stockholders or acting by written consent in lieu of a meeting unless such consent is unanimous; and

     - requirements for advance notice of actions proposed by stockholders for consideration at meetings of the stockholders.

  NUMBER OF DIRECTORS; FILLING VACANCIES; REMOVAL

     Our bylaws provide that the number of directors will be fixed from time to time by a resolution adopted by the board of directors; provided that the number so fixed shall not be more than nine nor less than three directors. Our bylaws also provide that any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the certificate of incorporation, our board of directors could prevent any stockholder from enlarging the board of directors and filling the new directorships with such stockholder's own nominees.

     Our bylaws also provide that directors may be removed, with or without cause, by the holders of a majority of our shares entitled to vote on the election of directors.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our certificate of incorporation and bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and stockholder action by written consent in lieu of a meeting may only be taken if such consent is unanimous. Special meetings of stockholders may be called by our board of directors by a resolution adopted by a majority of the members of the board of directors or by the chairman of the board. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting under the notice of meeting given by us.

     The provisions of our certificate of incorporation prohibiting stockholder action by written consent unless such consent is unanimous and permitting special meetings to be called only by the chairman of the board, or at the request of a majority of the members of the board of directors, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the chairman of the board or a majority of the members of the board of directors by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

  ADVANCE NOTICE PROVISIONS FOR STOCKHOLDERS NOMINATIONS AND STOCKHOLDER
  PROPOSALS

     Our bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or bring other business before an annual meeting of stockholders.

     The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a stockholder who has given timely notice containing specified information to our corporate secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The stockholder notice procedure also provides that at an annual meeting only business that has been brought before the meeting by, or at the direction of, the board of directors or by a stockholder who has given timely written notice containing specified information to our corporate secretary may be conducted. For notice of stockholder nominations or proposals to be made at an annual meeting to be timely, the notice must be received by our corporate secretary not less than 90 days in advance of the meeting.

     By requiring advance notice of nominations by stockholders, the stockholder notice procedure will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent considered necessary or desirable by the board of directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the stockholder notice procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent considered necessary or desirable by the board of directors, will provide the board of directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the board's position regarding action to be taken regarding such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

  LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in our management.

RIGHTS PLAN

     Under our rights plan, each share of common stock outstanding on September 26, 1997 has "attached to it" one preferred stock purchase right. Each right entitles the holder to purchase from us, one-hundredth of a share of our series A preferred stock for $50.00, subject to adjustment. The rights expire on September 26, 2007, unless earlier redeemed or exchanged.

     The rights separate from the our common stock upon the earlier of the following:

     - ten days following the public announcement that a person, who is referred to as an acquiring person, has acquired or obtained the right to acquire the beneficial ownership of 15% or more of the outstanding shares of our common stock, or

     - ten days, or such later date as may be determined by action of the our board of directors following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person beneficially owing 15% or more of such outstanding shares of our common stock.

     If we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, each right holder will have the right to receive upon payment of the exercise price shares of common stock or cash of the surviving corporation or purchaser, respectively, with an aggregate market value equal to two times the exercise price of $50.00. If any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right will have the right to receive upon payment of the exercise price a number of shares of our common stock or, under certain circumstances, cash, other equity securities or property of us, having a market value of two times the exercise price of the right. This right is not extended to the rights beneficially owned by an acquiring person or any transferee, and those rights become void.

     Prior to the close of business on the tenth day after the person or group has become an acquiring person, or the expiration of the rights, we may redeem the rights at a price of $0.01 per right, after which the right to exercise the rights will immediately terminate and the only right of the holders of rights will be to receive the redemption price.

LISTING

     Our common stock is listed for quotation on The Nasdaq National Market System under the symbol "MSSN."

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of common stock to be made directly or through agents.

     The common stock may be sold from time to time to purchasers:

     - directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and "underwriters" within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - prices related to such prevailing market prices;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

     - in the over-the-counter market;

     - otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.

     At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.

     We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

     The selling stockholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

     We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

1 We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements of Mission Resources Corporation as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003, consolidated financial statements contains an explanatory paragraph regarding the Company's adoption of Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003, SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002, and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001.

     Information with respect to the oil and gas reserves associated with Mission Resources Corporation's oil and gas properties is derived from the reports of Ryder Scott Company, Netherland Sewell & Associates, Inc. and T.J. Smith & Company, Inc., independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               12,250,000 SHARES

                         MISSION RESOURCES CORPORATION

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                          , 2004

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq additional listing fee.


Securities and Exchange Commission Registration fee.........   $ 3,632
Nasdaq additional listing fee...............................   $45,000
Accounting fees and expenses................................   $ 7,000
Legal fees and expenses.....................................   $25,000
Printing and engraving expenses.............................   $ 5,000
Miscellaneous...............................................   $ 3,000
                                                               -------
  Total.....................................................   $88,632
                                                               =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

     In an action brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

     The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

     As permitted by the DGCL, our bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our certificate of incorporation, indemnifies our directors, officers, employees, and agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage of up to $15.0 million.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
-------                       ----------------------
 2.1       Agreement and Plan of Merger dated January 24, 2001, between the Company and Bargo Energy Company (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on
           Form 8-K filed on January 26, 2001).
 4.1       Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K
           filed on March 31, 2003).
 4.2       Rights Agreement between the Company and American Stock
           Transfer & Trust Company (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form
           8-A filed on September 19, 1997).
 4.3       Amendment to Rights Agreement dated as of December 17, 2003, by and between Mission Resources Corporation and American
           Stock Transfer & Trust Company (incorporated herein by
           reference to Exhibit 4.1 to the Company's Current Report on
           Form 8-K filed on December 18, 2003).
 4.4       Amendment to Rights Agreement dated as of February 25, 2004, by and between Mission Resources Corporation and American
           Stock Transfer & Trust Company (incorporated herein by
           reference to Exhibit 4.1 to the Company's Current Report on
           Form 8-K filed on February 26, 2004).
 4.5       Amendment to Rights Agreement dated as of March 15, 2004, by and between Mission Resources Corporation and American Stock
           Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K
           filed on March 16, 2004).
 4.6       Indenture dated as of May 29, 2001 among the Company, the
           Subsidiary Guarantors named therein and the Bank of New
           York, as Trustee (incorporated herein by reference to
           Exhibit 4.1 of the Company's Registration Statement on Form
           S-4 filed on July 27, 2001).
 4.7       Registration Rights Agreement dated as of December 17, 2003, by and among Mission Resources Corporation and
           FTVIPT -- Franklin Income Securities Fund and Franklin
           Custodian Funds -- Income Series (incorporated herein by
           reference to Exhibit 99.3 to the Company's Current Report on
           Form 8-K filed on December 18, 2003).
 4.8       Registration Rights Agreement dated as of February 25, 2004, by and between Mission Resources Corporation and Stellar
           Funding Ltd. (incorporated herein by reference to Exhibit
           99.3 to the Company's Current Report on Form 8-K filed on
           February 26, 2004).
 4.9       Registration Rights Agreement dated as of March 15, 2004, by and between Mission Resources Corporation and Harbert
           Distressed Investment Master Fund, Ltd. (incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed on March 16, 2004).
 5.1(1)    Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1(1)    Consent of KPMG LLP.
23.2(1)    Consent of Netherland Sewell & Associates, Inc.
23.3(1)    Consent of Ryder Scott Company.
23.4(1)    Consent of T.J. Smith & Company, Inc.
23.5       Consent of Porter & Hedges, L.L.P. (included in Exhibit
           5.1).
24.1       Power of Attorney (contained in signature page).

---------------

(1) Filed herewith.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on the 26th day of March, 2004.

                                          MISSION RESOURCES CORPORATION

                                          By:     /s/ ROBERT L. CAVNAR
                                            ------------------------------------
                                                      Robert L. Cavnar
                                                Chairman of the Board, Chief
                                                          Executive
                                              Officer, President and Director

                        POWER OF ATTORNEY AND SIGNATURES

     We the undersigned officers and directors of Mission Resources Corporation, hereby, severally constitute and appoint Robert L. Cavnar, Richard W. Piacenti and Ann Kaesermann, and each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Mission Resources Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----

         /s/ ROBERT L. CAVNAR               Chairman of the Board, Chief      March 26, 2004
--------------------------------------    Executive Officer, President and
           Robert L. Cavnar                Director (Principal Executive
                                                      Officer)


       /s/ RICHARD W. PIACENTI              Executive Vice President and      March 26, 2004
--------------------------------------        Chief Financial Officer
         Richard W. Piacenti               (Principal Financial Officer)


          /s/ ANN KAESERMANN              Vice President -- Accounting and    March 26, 2004
--------------------------------------     Investor Relations, and Chief
            Ann Kaesermann                 Accounting Officer (Principal
                                                Accounting Officer)


         /s/ DAVID A.B. BROWN                         Director                March 26, 2004
--------------------------------------
           David A.B. Brown

              SIGNATURE                                TITLE                       DATE
              ---------                                -----                       ----


        /s/ JOSEPH N. JAGGERS                         Director                March 26, 2004
--------------------------------------
          Joseph N. Jaggers


         /s/ ROBERT R. ROONEY                         Director                March 26, 2004
--------------------------------------
           Robert R. Rooney


      /s/ HERBERT C. WILLIAMSON                       Director                March 26, 2004
--------------------------------------
        Herbert C. Williamson

                                 EXHIBIT INDEX

EXHIBIT
  NO.                         DESCRIPTION OF EXHIBIT
-------                       ----------------------
 2.1       Agreement and Plan of Merger dated January 24, 2001, between the Company and Bargo Energy Company (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on
           Form 8-K filed on January 26, 2001).
 4.1       Specimen Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K
           filed on March 31, 2003).
 4.2       Rights Agreement between the Company and American Stock
           Transfer & Trust Company (incorporated herein by reference to Exhibit 1 to the Company's Registration Statement on Form
           8-A filed on September 19, 1997).
 4.3       Amendment to Rights Agreement dated as of December 17, 2003, by and between Mission Resources Corporation and American
           Stock Transfer & Trust Company (incorporated herein by
           reference to Exhibit 4.1 to the Company's Current Report on
           Form 8-K filed on December 18, 2003).
 4.4       Amendment to Rights Agreement dated as of February 25, 2004, by and between Mission Resources Corporation and American
           Stock Transfer & Trust Company (incorporated herein by
           reference to Exhibit 4.1 to the Company's Current Report on
           Form 8-K filed on February 26, 2004).
 4.5       Amendment to Rights Agreement dated as of March 15, 2004, by and between Mission Resources Corporation and American Stock
           Transfer & Trust Company (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K
           filed on March 16, 2004).
 4.6       Indenture dated as of May 29, 2001 among the Company, the
           Subsidiary Guarantors named therein and the Bank of New
           York, as Trustee (incorporated herein by reference to
           Exhibit 4.1 of the Company's Registration Statement on Form
           S-4 filed on July 27, 2001).
 4.7       Registration Rights Agreement dated as of December 17, 2003, by and among Mission Resources Corporation and
           FTVIPT -- Franklin Income Securities Fund and Franklin
           Custodian Funds -- Income Series (incorporated herein by
           reference to Exhibit 99.3 to the Company's Current Report on
           Form 8-K filed on December 18, 2003).
 4.8       Registration Rights Agreement dated as of February 25, 2004, by and between Mission Resources Corporation and Stellar
           Funding Ltd. (incorporated herein by reference to Exhibit
           99.3 to the Company's Current Report on Form 8-K filed on
           February 26, 2004).
 4.9       Registration Rights Agreement dated as of March 15, 2004, by and between Mission Resources Corporation and Harbert
           Distressed Investment Master Fund, Ltd. (incorporated herein by reference to Exhibit 99.3 to the Company's Current Report on Form 8-K filed on March 16, 2004).
 5.1(1)    Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23.1(1)    Consent of KPMG LLP.
23.2(1)    Consent of Netherland Sewell & Associates, Inc.
23.3(1)    Consent of Ryder Scott Company.
23.4(1)    Consent of T.J. Smith & Company, Inc.
23.5       Consent of Porter & Hedges, L.L.P. (included in Exhibit
           5.1).
24.1       Power of Attorney (contained in signature page).

---------------

(1) Filed herewith.